Exhibit 99.1

Juniata Valley Financial Corp. Announces Third Quarter 2023 Results

Mifflintown, PA, October 20, 2023 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”) announced net income for the three months ended September 30, 2023 of $1.8 million compared to net income of $2.1 million for the three months ended September 30, 2022. Earnings per share, basic and diluted, was $0.36 during the three months ended September 30, 2023, compared to $0.42 during the three months ended September 30, 2022. Net income for the nine months ended September 30, 2023 was $4.9 million compared to net income of $6.2 million for the nine months ended September 30, 2022. Earnings per share, basic and diluted, was $0.98 during the nine months ended September 30, 2023 compared to basic and diluted earnings per share of $1.24 during the corresponding 2022 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “The third quarter proved to be our most profitable quarter in 2023 to date despite the increasing cost of funds. We accomplished these results through diligent management of our net interest margin and disciplined focus on fee income generation. We have sustained steady loan growth throughout the quarter and the year while maintaining excellent credit quality. As industry-wide delinquencies and charge-offs trend upward, our metrics remain at, or near, ten-year lows. Additionally, we have increased our deposits by approximately $46 million during the year enabling us to reduce our most expensive funding sources, short-term borrowings, by approximately $20 million. Efforts to prepare for a total conversion of our core operating system will continue throughout the year to assure a smooth and efficient transition to a new core operating system in Q1 2024. The new operating core will streamline workflow and improve efficiencies.”

Financial Results Year-to-Date

Annualized return on average assets for the nine months ended September 30, 2023, was 0.78%, a decrease of 22.8% compared to the annualized return on average assets of 1.01% for the nine months ended September 30, 2022. Annualized return on average equity for the nine months ended September 30, 2023 was 17.63%, an increase of 17.4% compared to the annualized return on average equity of 15.02% for the nine months ended September 30, 2022.

Net interest income was $17.1 million during the nine months ended September 30, 2023 compared to $18.0 million during the comparable 2022 period. Average interest earning assets increased $46.3 million, or 5.9%, to $835.1 million, during the nine months ended September 30, 2023, compared to the same period in 2022, due primarily to an increase of $64.1 million, or 14.8%, in average loans. The increase in average loans was partially offset by a decline of $15.4 million, or 4.4%, in average investment securities as the amortization on the mortgage-backed securities portfolio was used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $31.4 million, or 5.5%, during the nine months ended September 30, 2023 compared to the comparable 2022 period, due primarily to growth in average short-term borrowings and time deposits, which were also used to fund loan growth. The yields on average loans and investment securities increased by 50 basis points and 16 basis points, respectively, in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, while the costs of time deposits and short-term borrowings and other interest bearing liabilities over the same period increased by 179 basis points and 189 basis points, respectively, primarily due to the increase in market interest rates as both the prime rate and federal funds target range increased by 225 basis points between periods. The yield on earning assets increased 50 basis points, to 3.91%, in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 112 basis points, to 1.63%. The net interest margin, on a fully tax equivalent basis, decreased from 3.08% during the nine months ended September 30, 2022, to 2.77% during the nine months ended September 30, 2023.

Juniata adopted ASU 2016-13 – Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023, resulting in the recording of a $1.1 million increase to the allowance for credit losses. The new current expected credit loss (CECL) model for determining the allowance for credit losses through credit loss expenses is based on forecasted economic scenarios as well as qualitative factors specific to Juniata. While Juniata continued to experience favorable asset quality trends, elevated qualitative risk factors, including economic uncertainty, national delinquency trends and the ongoing effects of the increasing interest rate environment, in addition to loan growth, were considered, resulting in a credit loss expense of $411,000 for the nine months ended September 30, 2023, compared to a provision expense of $350,000 for the nine months ended September 30, 2022.

Non-interest income was $3.9 million during the nine months ended September 30, 2023 compared to $4.0 million during the nine months ended September 30, 2022, a decrease of 1.9%. Most significantly impacting the comparative nine month periods was a $1.5 million decline in the loss on sales and calls of securities primarily due to the execution of a balance sheet and regulatory capital management strategy in 2022. The securities losses were partially offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income in 2022, causing the $1.1 million decline in other non-interest income for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Also impacting the comparative nine month periods were decreases of $219,000 in life insurance proceeds, $157,000 in fees derived from loan activity primarily due to a derivative credit adjustment of $104,000 recorded in the third quarter of 2022 for a participated loan relationship with a back-to-back swap arrangement, and $95,000 in customer service fees due to a decline in overdraft fees during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.

Non-interest expense was $15.0 million during the nine months ended September 30, 2023 compared to $14.9 million during the nine months ended September 30, 2022, an increase of 0.6%. Most significantly impacting non-interest expense in the comparative nine month periods was a $332,000 increase in data processing expense primarily due to a $238,000 breakage fee paid to Juniata’s current core service provider as Juniata plans to convert to a new core service provider in the first quarter of 2024, as well as a $227,000 increase in merger and acquisition expense as a result of the Path Valley branch acquisition in the second quarter of 2023. These increases were partially offset by a decline of $327,000 in low-income housing partnership amortization expense during the nine months ended September 30, 2023 versus the comparable 2022 period due to the completion of the 10-year amortization period in January 2023 for one of Juniata’s low-income housing partnership investments, as well as a $212,000 decrease in taxes, other than income, between the comparative nine month periods due to a decline in Pennsylvania Shares Tax expense and recording a $62,000 Pennsylvania Shares Tax refund in the 2023 period.

An income tax provision of $708,000 was recorded during the nine months ended September 30, 2023 compared to an income tax provision of $488,000 recorded during the nine months ended September 30, 2022. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased $392,000, or 58.0%, from $676,000 in the nine months ended September 30, 2022 to $284,000 in the nine months ended September 30, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Results for the Quarter

Annualized return on average assets for the three months ended September 30, 2023 was 0.85%, a decrease of 17.5%, compared to 1.03% for the three months ended September 30, 2022. Annualized return on average equity for the three months ended September 30, 2023 was 19.15%, an increase of 7.0%, compared to 17.90% for the three months ended September 30, 2022.

Net interest income was $5.7 million for the three months ended September 30, 2023 compared to $6.0 million for the three months ended September 30, 2022. Average interest earning assets increased $36.8 million, or 4.6%, to $841.9 million during the three months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase of $53.4 million, or 11.7%, in average loans, partially offset by a decline of $15.4 million, or 4.5%, in average investment securities. Average interest bearing liabilities increased by $32.3 million, or 5.7%, compared to the comparable 2022 period, primarily due to growth in average time deposits and short-term borrowings. The yields on average loans and investment securities increased by 81 basis points and 12 basis points, respectively, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 while the rates on average time deposits and short-term borrowings and other interest bearing liabilities increased by 209 basis points and 231 basis points, respectively, over the same period, primarily due to the 225 basis point increase in market interest rates between periods. The yield on earning assets increased 63 basis points, to 4.02%, during the three months ended September 30, 2023 compared to same period in 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 126 basis points, to 1.87%. The net interest margin, on a fully tax equivalent basis, decreased from 2.99% during the three months ended September 30, 2022, to 2.71% during the three months ended September 30, 2023.

Juniata recorded a credit loss expense of $121,000 for the three months ended September 30, 2023 compared to a provision expense of $100,000 for the three months ended September 30, 2022. While Juniata continued to experience favorable asset quality trends, elevated qualitative risk factors including political uncertainty, national delinquency trends and the effects of the increasing interest rate environment, in addition to loan growth, were considered, resulting in a greater credit loss expense for the three months ended September 30, 2023, compared to the provision expense for the three months ended September 30, 2022.

Non-interest income was $1.3 million for both of the three month periods ended September 30, 2023 and September 30, 2022. Most significantly impacting non-interest income in the comparative three month periods was a $378,000 decrease in the loss on sales and calls of securities recorded as no securities losses were recorded in the 2023 period. Also impacting the comparative three month periods were decreases of $329,000 in life insurance proceeds and $96,000 in fees derived from loan activity for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.

Non-interest expense was $4.8 million for the three months ended September 30, 2023, compared to $5.0 million for the three months ended September 30, 2022, a decrease of 4.6%. Most significantly impacting non-interest expense in the comparative three month periods was a $119,000 decline in the amortization of investment in low-income housing partnerships due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023, in addition to decreases of $115,000 in employee benefits expense resulting from a decrease in medical claims expenses and $113,000 in taxes, other than income, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022.

An income tax provision of $310,000 was recorded during the three months ended September 30, 2023 compared to an income tax provision of $102,000 recorded during the three months ended September 30, 2022. The federal tax credit for investments in low-income housing partnerships decreased from $225,000 in the three months ended September 30, 2022 to $82,000 in the three months ended September 30, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Condition

Total assets as of September 30, 2023 were $862.7 million, an increase of $31.8 million, or 3.8%, compared to total assets of $830.9 million at December 31, 2022. Comparing asset balances on September 30, 2023 and December 31, 2022, cash and cash equivalents increased by $16.8 million and total loans increased by $29.6 million, while total debt securities decreased by $13.9 million. In the second quarter of 2023, Juniata acquired $18.7 million in deposits from the Path Valley branch acquisition, which contributed to the $45.9 million increase in total deposits. The increase in deposits was also a result of organic deposit growth as of September 30, 2023 compared to December 31, 2022, partially offset by a $16.1 million decrease in short-term borrowings and repurchase agreements as deposit funds were used to repay Federal Home Loan Bank overnight borrowings.

Juniata maintains a strong liquidity position as of September 30, 2023, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $193.4 million and $61.1 million in additional borrowing capacity from either the Federal Reserve’s Discount Window or the Federal Reserve’s new Bank Term Funding Program (BTFP). In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits as of September 30, 2023.

Subsequent Event

On October 17, 2023, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on November 16, 2023, payable on December 1, 2023.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	September 30, 2023	December 31, 2022
ASSETS
Cash and due from banks	$27,377	$10,856
Interest bearing deposits with banks	390	143
Cash and cash equivalents	27,767	10,999

Equity securities	978	1,056
Debt securities available for sale	66,527	73,536
Debt securities held to maturity (fair value $189,221 and $209,887, respectively)	202,646	209,565
Restricted investment in bank stock	2,476	3,666
Total loans	514,132	484,512
Less: Allowance for credit losses	(5,586)	(4,027)
Total loans, net of allowance for credit losses	508,546	480,485
Premises and equipment, net	8,131	8,190
Bank owned life insurance and annuities	14,783	15,197
Investment in low income housing partnerships	1,234	1,507
Core deposit and other intangible assets	368	121
Goodwill	9,812	9,047
Mortgage servicing rights	84	92
Deferred tax asset	12,099	11,838
Accrued interest receivable and other assets	7,178	5,576
Total assets	$862,668	$830,875
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$200,619	$199,131
Interest bearing	556,823	512,381
Total deposits	757,442	711,512

Short-term borrowings and repurchase agreements	39,638	55,710
Long-term debt	20,000	20,000
Other interest bearing liabilities	941	1,011
Accrued interest payable and other liabilities	6,512	5,693
Total liabilities	824,533	793,926
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at September 30, 2023 and December 31, 2022; Outstanding - 5,018,129 shares at September 30, 2023 and 5,003,059 shares at December 31, 2022	5,151	5,151
Surplus	24,887	24,986
Retained earnings	51,978	51,217
Accumulated other comprehensive loss	(41,601)	(41,867)
Cost of common stock in Treasury: 133,150 shares at September 30, 2023; 148,220 shares at December 31, 2022	(2,280)	(2,538)
Total stockholders' equity	38,135	36,949
Total liabilities and stockholders' equity	$862,668	$830,875

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except share and per share data)	September 30,		September 30,
	2023	2022	2023	2022
Interest income:
Loans, including fees	$6,940	$5,286	$19,569	$15,446
Taxable securities	1,525	1,493	4,684	4,479
Tax-exempt securities	36	37	109	117
Other interest income	24	55	69	80
Total interest income	8,525	6,871	24,431	20,122
Interest expense:
Deposits	2,286	680	5,614	1,692
Short-term borrowings and repurchase agreements	431	70	1,314	105
Long-term debt	119	118	353	352
Other interest bearing liabilities	9	4	29	6
Total interest expense	2,845	872	7,310	2,155
Net interest income	5,680	5,999	17,121	17,967
Provision for credit losses	121	100	411	350
Net interest income after provision for credit losses	5,559	5,899	16,710	17,617
Non-interest income:
Customer service fees	356	394	1,018	1,113
Debit card fee income	436	422	1,293	1,267
Earnings on bank-owned life insurance and annuities	57	53	167	164
Trust fees	123	128	381	378
Commissions from sales of non-deposit products	87	86	255	302
Fees derived from loan activity	124	220	295	452
Mortgage banking income	12	11	35	24
Gain (loss) on sales and calls of securities	—	(378)	—	(1,452)
Change in value of equity securities	(14)	(30)	(78)	(110)
Gain from life insurance proceeds	—	329	161	380
Other non-interest income	120	75	366	1,450
Total non-interest income	1,301	1,310	3,893	3,968
Non-interest expense:
Employee compensation expense	2,167	2,112	6,333	6,347
Employee benefits	429	544	1,913	1,858
Occupancy	312	298	964	948
Equipment	162	187	493	546
Data processing expense	699	665	2,226	1,894
Professional fees	211	223	634	587
Taxes, other than income	(7)	106	158	370
FDIC Insurance premiums	157	143	352	307
Amortization of intangible assets	25	14	56	41
Amortization of investment in low-income housing partnerships	81	200	273	600
Merger and acquisition expense	18	—	227	—
Other non-interest expense	505	495	1,344	1,388
Total non-interest expense	4,759	4,987	14,973	14,879
Income before income taxes	2,101	2,222	5,630	6,706
Income tax provision	310	102	708	488
Net income	$1,791	$2,120	$4,922	$6,218
Earnings per share
Basic	$0.36	$0.42	$0.98	$1.24
Diluted	$0.36	$0.42	$0.98	$1.24

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203